Exhibit 99.2

Press Release

TNS, Inc. Announces Recapitalization and Declares Special Dividend
—$4/Shr Special Dividend Yields 24%; Recapitalization Preserves Financial Flexibility for Growth—

RESTON, Va.—March 29, 2007—TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost effective data communications services for transaction-oriented applications, announced today that it has completed a $240 million recapitalization of its balance sheet designed to return immediate value to its shareholders while preserving financial flexibility to support the company’s strategic growth plan.

In conjunction with this financing, TNS’ board of directors has declared a special dividend of $4 per common share, or approximately $98.4 million, payable on April 12, 2007 to shareholders of record on April 9, 2007.  TNS’ common stock will begin trading ex-dividend on April 13, 2007, the date after the payment date, in accordance with NYSE listing rules.

Henry Graham, chief executive officer, stated, “TNS’ board felt it was important to recognize our shareholders’ commitment during the stock price volatility caused by multiple initiatives to acquire the company last year, and so we completed a review of TNS capital structure to seek ways to boost shareholder value.  This recapitalization creates a significant return of capital intended to enhance shareholder value by offering a near-term yield of 24%.  To accomplish this objective, we are assuming a prudent and highly serviceable level of debt that funds the special dividend as well as our working capital and growth needs while still allowing more than sufficient capacity to finance opportunistic acquisitions we may discover in the future.  Additionally, the terms of our new credit facility capture prevailing strong capital market conditions and TNS’ cash flow characteristics to improve our cost of capital.  TNS has demonstrated its ability to operate at similar levels of leverage and, consistent with our historical financial discipline, we intend to apply excess free cash flow for early repayment.”

TNS’ new $240 million senior secured credit facility with General Electric Capital Corporation consists of a $15 million six year revolving credit facility (the “Revolver”) that will be used for working capital needs and general corporate purposes and a $225 million seven year term loan (“Term Loan B”) that will be used to fund the $98.4 million special dividend and to repay the amounts outstanding under the company’s existing credit facility.  The remainder of the proceeds of the Term Loan B will be used to pay transaction fees and for general corporate purposes.  The Revolver and the Term Loan B initially are both priced, at the election of the company, at either LIBOR plus 175 basis points or the Index Rate plus 75 basis points, with the Index Rate defined as the base rate on corporate loans posted by at least 75% of the nation’s largest banks as quoted in The Wall Street Journal.  Further details of the financing will be made available in TNS’ SEC filings.

TNS will provide revised outlook for 2007 to take into account the increased interest expense it will incur as a result of this transaction when the company announces its earnings for the first quarter in early May.

Arent Fox LLP and Kirkland & Ellis LLP acted as TNS’ legal advisors on the transaction.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s substantial debt could adversely affect its financial health because the Company may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, the Company may not generate sufficient cash flow to repay the debt on a timely basis or to pre-pay the debt, and a significant portion of the Company’s cash flow from operations will be dedicated to the repayment or servicing of indebtedness, thereby reducing the amount of cash available for other purposes; the Company’s ability to identify, execute or effectively integrate acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2007.  In addition, the statements in this press release are made as of March 29, 2007.  The Company expects that subsequent events or developments will cause its views to change.

The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 29, 2007.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

# # #